As filed with the Securities and Exchange Commission on November 5, 2010
Securities Act File No. 333-169983

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________

AMENDMENT NO. 1 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

AUSTRALIA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
Level 11, 459 Collins Street Melbourne VIC 3000 Australia +61 (2) 9380 6899 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________
Peter Ziegler
Australia Acquisition Corp.
G.P.O. Box 3181
Melbourne VIC 3001
Australia
+61 (2) 9380 6899

E. Stephen Streeter
2001 Wilshire Blvd.
Suite 400
Santa Monica, CA 90403
(310) 201-7922
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
M. Ridgway Barker Kelley Drye & Warren LLP 400 Atlantic St. Stamford, CT 06901 (203) 324-1400 (203) 327-2669 Facsimile	Douglas S. Ellenoff Stuart Neuhauser Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, NY 10017 (212) 370-1300 (212) 370-7889 Facsimile

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As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)
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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one ordinary share, par value $0.001 per share, and one warrant (2)	9,200,000 units	$10.00	$92,000,000	$6,559.60
Ordinary shares included in the units (2)	9,200,000 shares	–	–	–	(3)
Warrants included in the units (2)	9,200,000 warrants	–	–	–	(3)
Ordinary Shares underlying the warrants included in the units	9,200,000 shares	11.50	105,800,000	7,543.54
Representative’s Unit Purchase Option (3)	1	100	100	–
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)	800,000 units	15.00	12,000,000	855.60
Ordinary shares included in the Representative’s Units	800,000 shares	–	–	–	(3)
Warrants included in the Representative’s Units	800,000 warrants	–	–	–	(3)
Ordinary shares underlying the Warrants included in the Representative’s Units	800,000 shares	11.50	9,200,000	655.96	(4)
Total			$219,000,100	$15,614.70	(5)
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(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,200,000 units, consisting of 1,200,000 ordinary shares and 1,200,000 warrants, issuable on exercise of a 45-day option to be granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.

(5)	Previously paid.

ii

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include exhibits to this registration statement.

iii

PART II

Information Not Required in Prospectus

Item 6.    Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association, as amended, will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Our memorandum and articles of association, as amended, will provide:

“Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or willful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or willful default of such Director, agent or officer.”

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 7.    Recent Sales of Unregistered Securities.

(a) On July 29, 2010, in connection with the formation of our company, we issued 3,066,667 ordinary shares to Ziegler Asset Partners Trust, an affiliate of Mr. Ziegler, our chairman of the board and chief executive officer, for an aggregate of $25,000 in cash, in a private placement. In August 2010, Ziegler Asset Partners Trust   entered into an agreement to transfer an aggregate of 406,334 ordinary shares for nominal consideration to Messrs. Nader, Chenoweth, Streeter, Zimmer and O’Brien.

Each of the Company’s ordinary shares has a par value of $0.001.  The 3,066,667 ordinary shares purchased include an aggregate of up to 400,000 ordinary shares that are subject to redemption by us at nominal cost to the extent that the over-allotment option is not exercised in full by the underwriters.  Such issuances were exempt from registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals and entities, or pursuant to Regulation S under the Securities Act.  No underwriting discounts or commissions were paid with respect to such sales.

In addition, Messrs. Ziegler, Nader, Streeter, Chenoweth, O’Brien, and Zimmer have committed to purchase from us an aggregate of 9,200,000 insider warrants at $0.50 per warrant (for a total purchase price of $4,600,000). This purchase will take place on a private placement basis on or before the date of the prospectus included in this registration statement. This issuance will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they are to be sold to sophisticated, accredited, wealthy individuals and entities), or pursuant to Regulation S under the Securities Act. No underwriting discounts or commissions will paid with respect to such sales.

Item 8.    Exhibits and Financial Statement Schedules.

(a)           The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
*3.1	Memorandum and Articles of Association.
3.2	Form of Articles of Association, as amended.
*4.1	Specimen Unit Certificate.
*4.2	Specimen Ordinary Share Certificate.
*4.3	Specimen Warrant Certificate.
*4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
*4.5	Form of Representative’s Unit Purchase Option.
5.1	Opinion of Appleby.
5.2	Opinion of Kelley Drye & Warren LLP.
*10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2	Initial Ordinary Share Subscription Agreement.
*10.3	Initial Securities Assignment Agreement.
*10.4	Insider Warrants Subscription Agreement.
*10.5	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders.
*10.6	Form of Registration Rights Agreement among the Registrant and the initial shareholders.
*10.7	Promissory Note, dated as of July 29, 2010, issued to Ziegler Asset Partners Pty. Ltd.
10.8	Form of Letter Agreement among the Registrant, the Representative and Ziegler Asset Partners Pty. Ltd.
10.9	Form of Letter Agreement among the Registrant, the Representative and each executive officer and director other than Mr. Ziegler.
10.10	Form of Letter Agreement among the Registrant, the Representative and Peter Ziegler.
*10.11	Form of Letter Agreement between Ziegler Asset Partners and Registrant regarding administrative support.
10.12	Form of Indemnity Agreement.
*14	Form of Code of Business Conduct and Ethics.
*23.1	Consent of Rosen Seymour Shapss Martin & Company LLP.
23.2	Consent of Appleby (included on Exhibit 5.1).
23.3	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.2).
*24	Power of Attorney (included on signature page of this Registration Statement).
*99.1	Form of Audit Committee Charter.
*99.2	Form of Nominating and Corporate Governance Charter.

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*           Previously filed..

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, Commonwealth of Australia, on the 5th day of November 2010.

AUSTRALIA ACQUISITION CORP.
By:	/s/ Peter Ziegler
Peter Ziegler Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Peter Ziegler	Chairman of the Board and Chief Executive	November 5, 2010
Peter Ziegler	Officer (Principal executive officer)

/s/ E. Stephen Streeter	Chief Financial Officer (Principal financial	November 5, 2010
E. Stephen Streeter	and accounting officer) (its authorized
representative in the United States

/s/ Ian Zimmer*	Director	November 5, 2010
Ian Zimmer

/s/ Peter O’Brien*	Director	November 5, 2010
Peter O’Brien

*By: /s/ Peter Ziegler		November 5, 2010
Peter Ziegler Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
*3.1	Memorandum and Articles of Association.
3.2	Form of Articles of Association, as amended.
*4.1	Specimen Unit Certificate.
*4.2	Specimen Ordinary Share Certificate.
*4.3	Specimen Warrant Certificate.
*4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
*4.5	Form of Representative’s Unit Purchase Option.
5.1	Opinion of Appleby.
5.2	Opinion of Kelley Drye & Warren LLP.
*10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2	Initial Ordinary Share Subscription Agreement.
*10.3	Initial Securities Assignment Agreement.
*10.4	Insider Warrants Subscription Agreement.
*10.5	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the initial shareholders.
*10.6	Form of Registration Rights Agreement among the Registrant and the initial shareholders.
*10.7	Promissory Note, dated as of July 29, 2010, issued to Ziegler Asset Partners Pty. Ltd.
10.8	Form of Letter Agreement among the Registrant, the Representative and Ziegler Asset Partners Pty. Ltd.
10.9	Form of Letter Agreement among the Registrant, the Representative and each executive officer and director other than Mr. Ziegler.
10.10	Form of Letter Agreement among the Registrant, the Representative and Peter Ziegler.
*10.11	Form of Letter Agreement between Ziegler Asset Partners and Registrant regarding administrative support.
10.12	Form of Indemnity Agreement.
*14	Form of Code of Business Conduct and Ethics.
*23.1	Consent of Rosen Seymour Shapss Martin & Company LLP.
23.2	Consent of Appleby (included on Exhibit 5.1).
23.3	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.2).
*24	Power of Attorney (included on signature page of this Registration Statement).
*99.1	Form of Audit Committee Charter.
*99.2	Form of Nominating and Corporate Governance Charter.

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* Previously filed.